Exhibit 10.4

Erin M. Smith
SVP, External Affairs & Chief Talent Officer

555 W. 5th street
ML:GT21C2
Los Angeles, CA, 90013-1001

Tel: (***).***.****
*******@*******.***

June 29, 2026

Via Email

Ross Turrini
*******@*******.***

Dear Ross:
I am pleased to formally extend an offer for you to become a member of the senior management team of Southern California Gas Company (SoCalGas) as Chief Operating Officer, with a start date of August 10, 2026.

This is a critical role that will leverage your significant operational experience and leadership attributes. We are excited for the many opportunities ahead, and the impact you’ll have in shaping our success!

To make your transition a smooth one, SoCalGas is offering you the following compensation and benefits package:

Base Salary: An annual base salary of $500,000 which is paid on a bi-weekly basis.

Transition Support Bonus: A cash bonus of $200,000, subject to certain repayment obligations if your employment ends within the first two years of hire. Absent your election to defer receipt until completion of two years of service, this bonus is payable within 30 days following your date of hire. Enclosed is a separate agreement governing the repayment terms and deferral option for this bonus.

Cash Anniversary Bonus: A cash bonus of $200,000, payable within 30 days following the first anniversary of your date of hire. Payment is subject to your continued service through the payment date.

Executive Incentive Compensation Plan (ICP): You will be eligible to participate in the annual Executive Incentive Compensation Plan for 2026.
•Your annual bonus range is 60% of base salary at target and 120% at maximum.
•Actual results are based on attainment of company goals.

Long-Term Incentive Compensation: Because you anticipate retiring before the vesting of most annual equity grants that would otherwise be awarded under Sempra’s Long-Term Incentive Plan (“LTIP”)[1], in lieu of nomination for annual equity awards typically granted to executives under the company’s LTIP, we are offering the following:

Special Restricted Stock Unit Grant Under the LTIP: A one-time award of time-based restricted stock units with a grant date value of $500,000, vesting 20% on the first anniversary of the grant date and 40% on each of the second and third anniversaries of the grant date.

 [1] Most recent annual LTIP grants included a combination of performance-based restricted stock units with vesting three years after grant if performance goals are achieved and time-vesting restricted stock units vesting in tranches over a three-year period.

•Subject to continued service through the vesting date.
•Subject to the approval of the Compensation and Talent Development Committee of the Sempra Board of Directors.
•Otherwise subject to standard Award terms under the LTIP.

Cash Retention Bonuses: Subject to approval by the SoCalGas Board, a cash retention award with a total value of $1,100,000, payable as follows (with all bonuses payable within 30 days of the third anniversary of your date of hire):

•Bonus 1: You will earn a retention bonus in the amount of $100,000 by remaining employed with SoCalGas through the third anniversary of your date of hire.

•Bonus 2: You will earn a retention bonus in the amount of $500,000 by: (i) remaining employed with SoCalGas through the third anniversary of your date of hire, and (ii) achieving the SoCalGas 2027 fiscal year performance objectives approved for this award by the SoCalGas board of directors at the start of the 2027 fiscal year.

•Bonus 3: You will earn a retention bonus in the amount of $500,000 by: (i) remaining employed with SoCalGas through the third anniversary of your date of hire, and (ii) achieving the SoCalGas 2028 fiscal year performance objectives approved for this award by the SoCalGas board of directors at the start of the 2028 fiscal year.

•The foregoing Cash Retention Bonuses will be forfeited and will not be paid if your employment with SoCalGas terminates for any reason (whether voluntarily or involuntarily and including by reason of death or disability) prior to the third anniversary of your date of hire.

Cash Balance Plan: The company makes an annual contribution to a cash balance pension plan in an amount equal to 7.5% of your base salary and ICP awards. Vesting occurs after three years of continuous Service (as defined in the Plan). A cash balance restoration benefit is also provided in an amount equal to 7.5% of the portion of your base salary and ICP award that exceeds the annual compensation limits as determined by IRS regulations. Cash balance accounts earn interest based on an annually adjusted 30-year Treasury bond rate. This is only a brief summary of the terms of the Cash Balance Plan. Your benefit under the Cash Balance Plan is governed by the terms set forth in the official Plan document.

Deferred Compensation Program: You will be eligible to participate in our deferred compensation program with numerous investment options. Participants may defer up to 85% of base salary and/or bonus.

401(k) Savings Plan: New employees are automatically enrolled in the 401(k) Savings Plan at 6% of pay on a pre-tax basis. The company matching contribution is immediate and is 50% of eligible pay for the first 6% that you contribute. There is an additional match of 0.2% for each additional 1% that you contribute up to 11%. At 11% contribution, the company matching contribution is 4%. You are always 100% vested in your own contributions and earnings. You are 100% vested in company matching contributions and earnings after one year of service. This is only a brief summary of the terms of the 401(k) Savings Plan. Your benefit under the 401(k) Savings Plan is governed by the terms set forth in the official Plan document.

Financial Planning: Personal financial planning with Goldman Sachs Ayco—up to $10,000 per year.

Executive Personal Liability Insurance: A company-provided benefit of $10 million coverage.

Director/Officer Liability Insurance: Participation with no deductible and a $250 million maximum.

Other Benefits: Company-provided benefits for salaried/exempt employees, including the following:

•Flexible benefit plan which includes medical, dental, vision, life, accidental death and dismemberment (AD&D) insurance as well as other options from which to choose.
•Most benefits become effective the first of the month following your date of hire.
•Open enrollment is held in the fall of each year, at which time you may revise your benefit selections for the following year.
•Short-term and long-term disability coverage.
•Vacation, which at your level, is not tracked. Four weeks, as schedules allow, is appropriate.
•Three flexible personal days.

•Ten days of paid sick leave (unused sick leave is placed in a reserve account).
•Ten paid holidays annually.

Relocation Program: A comprehensive relocation package will be offered to assist you in your relocation to the Los Angeles area.

Stock Ownership Requirements: Sempra’s Board of Directors has established share ownership requirements of 3x base salary. The requirements set minimum levels of share ownership that officers must achieve and maintain within five years of hire.

Executive Severance Pay Agreement: You will be eligible for severance pay of 1.5x base salary and bonus and related benefits if you are terminated by the company (other than for willful failure to perform your duties, gross misconduct, conviction of a felony or for other good cause). The amount of severance pay is, in part, subject to consulting, confidentiality and non-solicitation covenants. You will receive an agreement for execution on or shortly after your first day of employment.

Contingencies: An offer of employment from SoCalGas is contingent upon passing a pre-employment drug screen, background check and reference check. You will also need to provide proof of eligibility to legally work in the United States without company sponsorship. Enclosed is a list of approved documents to satisfy this requirement as well as benefit materials for your review. It generally takes two to five working days to get results for all the contingencies.

Confidential Information and Inventions Assignment: You will also be required to execute an agreement regarding the confidentiality of information to which you will have access as part of your employment and assigning your interest in any inventions developed as part of your employment. A copy of that document is enclosed for your review.

Payroll Taxes: All compensation is subject to applicable federal, state and local taxes, and the company will make required withholdings from available pay.

Please feel free to contact me at (***) ***-**** should you have any questions. We look forward to speaking with you and having you join the SoCalGas Team!

Sincerely,

/s/ Erin Smith
Erin Smith
Senior Vice President, External Affairs and Chief Talent Officer